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                          1838 INVESTMENT ADVISORS, LLC

                           POLICIES AND PROCEDURES FOR
         VOTING PROXIES ON BEHALF OF INVESTMENT ADVISORY CLIENT ACCOUNTS
         ---------------------------------------------------------------

INTRODUCTION
------------

         As an investment adviser registered under the Investment Advisers Act of 1940, 1838 Investment Advisors, LLC ("1838 Advisors," "we" or "us") has a fiduciary duty to act solely in the best interests of our clients. As part of this duty, we recognize that we must vote client securities in a timely manner free of conflicts of interest and in the best interests of our clients.

         These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Investment Advisers Act of 1940.

PROXY POLICIES
--------------

         These policies are designed to be responsive to the wide range of subjects that may be the subject of a proxy vote. These policies are not exhaustive due to the variety of proxy voting issues that we may be required to consider. In general, proxies will be voted by the designated Proxy Voting Portfolio Manager (See p. 3 PORTFOLIO MANAGER), in accordance with these guidelines unless: (1) we have determined to consider the matter on a case-by-case basis (as is stated in these guidelines), (2) the subject matter of the vote is not covered by these guidelines, (3) a material conflict of interest is present, or (4) we might find it necessary to vote contrary to our general guidelines to maximize shareholder value and vote in our clients' best interests. In such cases, a decision on how to vote will be made by the Proxy Voting Committee (as described below). In reviewing proxy issues, we will apply the following general policies:

ELECTIONS OF DIRECTORS: In general, we will vote in favor of the management-proposed slate of directors. If there is a proxy fight for seats on the Board or we determine that there are other compelling reasons for withholding votes for directors, the Proxy Voting Portfolio Manager will determine the appropriate vote on the matter.

APPOINTMENT OF AUDITORS: 1838 Advisors believes that the company remains in the best position to choose the auditors and will generally support management's recommendation. However, we recognize that there may be inherent conflicts, for example, when a company's independent auditor performs substantial non-audit related services for the company. Therefore, we may vote against the appointment of auditors if there are reasons to question the independence of the company's auditors. In such a case, we will evaluate the matter on a case-by-case basis.



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CHANGES IN CAPITAL STRUCTURE: Changes in a company's charter, articles of incorporation or by-laws may be required by state or federal regulation. In general, 1838 Advisors will cast its votes in accordance with the company's management on such proposals.

CORPORATE RESTRUCTURINGS, MERGERS AND ACQUISITIONS: 1838 Advisors believes proxy votes dealing with corporate reorganizations are an extension of the investment decision. Accordingly, we will analyze such proposals on a case-by-case basis.

PROPOSALS AFFECTING SHAREHOLDER RIGHTS: We will generally vote in favor of proposals that give shareholders a greater voice in the affairs of the company and oppose any measure that seeks to limit those rights. However, the Proxy Voting Portfolio Manager will analyze such proposals on a case-by-case basis and will weigh the financial impact of the proposal against the impairment of shareholder rights.

CORPORATE GOVERNANCE: 1838 Advisors recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfill their obligations to shareholders. We favor proposals promoting transparency and accountability within a company.

ANTI-TAKEOVER MEASURES: We will evaluate, on a case-by-case basis, proposals regarding anti-takeover measures to determine the measure's likely effect on shareholder value dilution.

EXECUTIVE COMPENSATION: 1838 Advisors believes that company management and the compensation committee of the board of directors should, within reason, be given latitude to determine the types and mix of compensation and benefit awards offered. Whether proposed by a shareholder or management, the Proxy Voting Portfolio Manager will review proposals relating to executive compensation plans on a case-by-case basis to ensure that the long-term interests of management and shareholders are properly aligned.

STOCK SPLITS: We will generally vote with management on stock split matters.

LIMITED LIABILITY OF DIRECTORS: We will generally vote with management on matters that would affect the limited liability of directors.

SOCIAL AND CORPORATE RESPONSIBILITY: The Proxy Voting Committee will review and analyze on a case-by-case basis proposals relating to social, political and environmental issues to determine whether they will have a financial impact on shareholder value. We will vote against proposals that are unduly burdensome or result in unnecessary and excessive costs to the company. We may abstain from voting on social proposals that do not have a readily determinable financial impact on shareholder value.




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PROXY VOTING PROCEDURES
-----------------------

PORTFOLIO MANAGER
-----------------

         1838 Advisors will designate a portfolio manager (the "Proxy Voting Portfolio Manager"), who is responsible for voting proxies for all advisory accounts and who will generally vote proxies in accordance with these guidelines. In circumstances in which (1) we have determined to consider the matter on a case-by-case basis (as is stated in these guidelines), (2) the subject matter of the vote is not covered by these guidelines, (3) a material conflict of interest is present, or (4) we might find it necessary to vote contrary to our general guidelines to maximize shareholder value and vote in our clients' best interests, the Proxy Voting Committee will vote the proxy.

PROXY VOTING COMMITTEES
-----------------------

         We have formed a proxy voting committee (the "Proxy Voting Committee") to establish general proxy policies for 1838 Advisors and consider specific proxy voting matters as necessary. Members of the committee will include: a) the designated Proxy Voting Portfolio Manager, b) W. Thacher Brown, the President of 1838 Advisors, and c) Anna M. Bencrowsky, Chief Compliance Officer for 1838 Advisors.

CONFLICTS OF INTEREST
---------------------

         1838 Advisors recognizes that there may be a potential conflict of interest when we vote a proxy solicited by an issuer that is an advisory client or customer of 1838 Advisors or one of our affiliates or with whom we have another business or personal relationship that may affect how we vote on the issuer's proxy. We believe that adherence to these policies and procedures ensures that proxies are voted with only our clients' best interests in mind. To ensure that our votes are not the product of a conflict of interests, we require that: (i) anyone involved in the decision making process (including the Proxy Voting Portfolio Manager and the other members of the Proxy Voting Committee) disclose to the Proxy Voting Committee any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; (ii) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties; we may also review our proposed vote with our legal counsel to ensure that our voting decision is consistent with our clients' best interests.

PROXY VOTING
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         Each account's custodian will forward all relevant proxy materials to
1838 Advisors, either electronically through ADP or in physical form to the address of record that has been provided to the custodian by 1838 Advisors.




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PROXY RECORDKEEPING
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1838 Advisors must retain the following documents pertaining to proxy voting:

      1. Copies of 1838 Advisors' proxy voting polices and procedures;
      2. Copies of all proxy statements;
      3. Records of all votes cast by 1838 Advisors;
      4. Copies of all documents created by 1838 Advisors that were material to making a decision how to vote proxies or that memorializes the basis for that decision;
      5. Copies of all written client requests for information with regard to how 1838 Advisors voted proxies on behalf of the client as well as any written responses provided.

All of the above referenced records will be maintained and preserved for a period of not less than five years from the end of the fiscal year during which the last entry was made. The first two years of records must be maintained at 1838 Advisors' office.

PROXY VOTING RECORDS
--------------------

         Clients may obtain information about how we voted proxies on their behalf by verbally contacting their respective Portfolio Managers at 1838 or by contacting Anna M. Bencrowsky, the firm's Chief Compliance Officer at (484) 322-4312 or via email at abencrowsky@1838.com. Alternatively, clients may make a written request for proxy voting information to:

                                    Mrs. Anna M. Bencrowsky.
                                    1838 Investment Advisors, LLC
                                    2701 Renaissance Boulevard
                                    Fourth Floor
                                    King of Prussia, PA 19406













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